EXHIBIT 99.1

BJ’S WHOLESALE CLUB REPORTS JULY SALES

August 7, 2008 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2008 increased by 18.9% to $773.2 million from $650.5 million in July 2007. On a comparable club basis, July 2008 sales increased by 16.7%, including a contribution from sales of gasoline of 9.7%. In 2007, the Company reported a comparable club sales increase of 1.5% for July, including a negative impact from sales of gasoline of 0.6% and a negative impact from the absence of pharmacy sales versus July 2006 of 0.4%.

	Four Weeks Ended August 2, 2008	Thirteen Weeks Ended August 2, 2008	Twenty-six Weeks Ended August 2, 2008
Merchandise comparable club sales	7.0%	7.4%	6.5%

Impact of gasoline sales	9.7%	8.1%	6.2%

Comparable club sales	16.7%	15.5%	12.7%

For the second quarter ended August 2, 2008, total sales increased by 17.9% to $2.65 billion, and comparable club sales increased by 15.5%, including a contribution from sales of gasoline of 8.1%. For the second quarter of 2007, the Company reported comparable club sales increase of 3.7%, including a contribution from sales of gasoline of 0.7% and a negative impact from the absence of pharmacy sales versus the prior year of 0.4%.

For the 26-week period ended August 2, 2008, total sales increased by 15.3% and comparable club sales increased by 12.7%, including a contribution from sales of gasoline of 6.2%. For the 26-week period ended August 4, 2007, comparable club sales increased by 3%, including a contribution of 1.1% from gasoline and negative impact of 0.4% from lack of pharmacy sales versus the prior year.

Sales Results for July
($ in thousands)

Four Weeks Ended		% Change
August 2, 2008	August 4, 2007	Net Sales	Comp. Sales
$773,247	$650,486	18.9%	16.7%

Twenty-six Weeks Ended		% Change
August 2, 2008	August 4, 2007	Net Sales	Comp. Sales
$4,910,242	$4,259,351	15.3%	12.7%

The Company provided the following additional information regarding comparable club sales for July 2008:

•	Sales increased in all four weeks with the highest increase in week 4 and the lowest increase in week 2.

•	By region, Upstate New York and the Southeast had the highest sales increases and the New England and Metro New York regions had the lowest sales increases.

-More-

BJ’s Wholesale Club

August 7, 2008

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Excluding sales of gasoline, traffic increased by approximately 5% for July, 5% for the second quarter and 4% for the first half of the year. The average transaction amount increased by approximately 2% for the month of July, 2% for the second quarter and 3% for the first half of the year.

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On a comparable club basis, food sales increased by approximately 10% each for July, the second quarter and the first half of the year. These strong increases were driven primarily by higher perishable and consumable sales versus last year. General merchandise sales increased by approximately 2% each for July, the second quarter and the first half of the year.

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For the month of July, departments with the strongest sales increases compared to last year included bakery, coffee, computer equipment, dairy, frozen, health & beauty, household chemicals, meat, oils & shortenings, pet food, paper, produce, snacks, small appliances and toys. Weaker departments versus last year included books (reflecting last year’s Harry Potter release), cigarettes, jewelry, major appliances, residential furniture, televisions and video games.

Conference Call Information for Second Quarter Results

On August 20, 2008 at 7:00 a.m. Eastern Time, BJ’s plans to announce financial results for the second quarter ended August 2, 2008. At 8:30 a.m. Eastern Time on Wednesday, August 20, 2008, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the second half of 2008. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 178 BJ’s clubs in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

BJ-S

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Contact:	Frank Forward, CFO
508-651-7406
fforward@bjs.com